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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 7, 1997

                           UNITED SHIELDS CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)

          Colorado                        33-11062-D            84-1049047
-------------------------------           ----------        ------------------
(State or other jurisdiction of           (Commission       (I.R.S. Employer
incorporation or organization)            file number)      Identification No.)

                   655 Eden Park Drive, Cincinnati, Ohio 45202
                   -------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code  (513)241-7470
                                                    -------------




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ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS.

        On August 7, 1997, United Shields Corporation (the "Company") signed a definitive agreement (the "Agreement") to acquire all of the stock of Master Molders, Inc. ("Master Molders"), a South Carolina-based manufacturer of plastic industrial parts pursuant to a merger (the "Merger") of Master Molders with and into a wholly-owned subsidiary of the Company. The principal assets of Master Molders include machinery, three trucks, one automobile, two computers and office furnishings and fixtures, which will continue to be used as at present. The Agreement provides for payments to Master Molders' shareholders of 140,000 shares (the "Shares") of the Company's common stock and cash in the amount of $840,000. The Agreement requires that the Shares be issued and that $25,000 of the total cash be paid effective upon execution of the Agreement. The Shares were issued on August 15, 1997 and the $25,000 was paid on August 8, 1997. The issuance of the Shares and the $25,000 payment are non-refundable if the Company voluntarily terminates, or defaults in its obligations under, the Agreement. The remaining $815,000 is to be paid on or before November 30, 1997, the closing date of the Merger (the "Closing Date"). The Agreement provides that Master Molders, which has elected to be taxed as a subchapter S corporation, will distribute its earnings and profits from the period of January 1, 1997 through the Closing Date to its shareholders. The Agreement further provides that Master Molders will transfer to each shareholder the automobile owned by it and used by the shareholder. The $25,000 down payment was provided by loans from Ramsay-Hughes, Inc. ("Ramsay-Hughes"). Ramsay-Hughes owns beneficially approximately 16.5% of the outstanding common stock of the Company (including approximately 2.2% which is owned individually by the directors and executive officers of Ramsay-Hughes).

         The amount of consideration was determined through arm's-length negotiations between the parties and is based on Master Molders' total revenues and total assets and includes a premium to induce the shareholders of Master Molders to approve the Merger. The Company's obligation to consummate the Merger is contingent upon approval of the Merger by holders of 90% of Master Molder's common stock. The Merger is expected to be consummated in the fourth quarter of fiscal 1997. Master Molders had annual revenues for 1996 of approximately $750,000, and revenues of approximately $700,000 for the first five months of 1997.

         In connection with the Agreement, the Company entered into a Management Agreement (the "Management Agreement") with Master Molders for the period from the execution of the Agreement to the Closing Date, unless terminated earlier as provided in the Management Agreement. The Management Agreement provides that the current management of Master Molders will continue to conduct the day-to-day operations of the business. However, the Company's written consent is required prior to Master Molders taking any of certain specified actions such as payment of dividends; certain increases in compensation of employees and various other actions which would be outside the ordinary course of business of Master Molders. Furthermore, Master Molders must notify the Company of certain significant events as defined in the Management Agreement and is required to provide monthly financial statements to the Company and submit to an audit, upon the Company's request and at the Company's expense, by the Company's independent auditor. In the event of a breach of the Management Agreement by Master Molders, the Company, upon 5 days' notice, has the right to terminate the Management Agreement and the Agreement.

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         The Company has also entered into a letter of intent to acquire an
Ohio-based manufacturer and packager of electrochemical heaters and packaged food products with annual revenues for 1996 of approximately $4.8 million. The Company is currently in negotiations to enter into a definitive agreement with this company.

         The Company is currently engaged in negotiations to acquire six other manufacturers of plastic containers and products and anticipates that letters of intent may be signed during the third quarter of fiscal 1997. The Company intends to continue to identify and evaluate other potential acquisition candidates whose product or product lines could benefit the operations of the Company. The Company anticipates that such acquisition candidates would be involved in plastics manufacturing, production, packaging, distribution and/or production of various consumer beverage products. There can be no assurance that the Company will be successful in consummating the acquisition of candidates or in integrating acquired companies.

ITEM 5.      OTHER EVENTS.

        On July 15, 1997, the Company appointed four officers and one director to its management team. Richard E. Hughes (age 51), appointed President of the Company, has 25 years of administrative and business experience. Most recently, he served as the superintendent of public schools in Montgomery County, Kentucky and as a director at Ramsay-Hughes, a Cincinnati based merchant banking firm. Mr. Hughes is the father of Rick Hughes, a principal, director and officer of Ramsay-Hughes. Beverley R. Gill (age 48), appointed Chief Financial Officer, has 23 years of experience in financial and accounting management, budgeting and business administration. Mr. Gill most recently held the position of Controller at Cincinnati Concrete Pipe Company. E. Will Smetana (age 48), appointed the Vice President of Production, has 18 years of experience in project management. Most recently he served as the President of Master Molders. Prior to that time, he was project manager of Mexican operations for Pacific Coast Mills, Los Angeles. Edward Bonin (age 53), appointed Vice President of Engineering and Quality Control, has worked in the plastics industry for 33 years, including 21 years at Tupperware Company where he managed budgeting, operations, production, quality control and research and development for an 80 machine injection molding department with over 400 employees. Messrs. Smetana and Bonin are the sole shareholders, officers and directors of Master Molders.

         The Company added John R. Pierce (age 33) to its board of directors which consisted of T. J. Tully (age 68), the Chairman and CEO of the Company, James J. Carroll (age 51) and Anthony Covatta (age 53). Mr. Pierce has ten years of business and financial experience and has been a Senior Financial Consultant with Merrill Lynch for the past five years.

         As previously reported, the Company's subsidiary ("Subsidiary") holds the exclusive worldwide marketing rights for a patented collapsible plastic bottle (the "Bottle") for retail/consumer sale of water and water-based beverages and pre-packed powdered instant drink mixes. Subsidiary acquired the rights to the Bottle by assignment from Diverse Products Incorporated ("Diverse") pursuant to an Assignment of Sales Agreement dated May 9, 1995 (the "Assignment"). Diverse acquired its rights to market the Bottle pursuant to a Sales Agreement dated May 5, 1995, as amended (the "Sales Agreement") between Diverse and a predecessor of Inflo North America Limited. An Addendum to Assignment of Sales Agreement dated August 8, 1996 provided for a

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payment of $250,000 to Diverse on or before December 31, 2001 as consideration for the assignment. In a Second Addendum to Assignment of Sales Agreement dated April 10, 1997, the consideration for the assignment was modified to $0.05 per Bottle for the first 5,000,000 Bottles sold with a maximum of $250,000. Subsidiary has recently entered into a Third Addendum to Assignment of Sales Agreement dated as of July 29, 1997 (the "Third Addendum"), which reduces the per Bottle consideration to $0.04 per Bottle with a maximum of $200,000. In consideration for this reduction, the Company agreed to prepay (on behalf of Subsidiary) $40,000 of the $200,000 total, payable at the rate of $5,000 per month for eight months beginning on July 30, 1997. The Third Addendum was approved by the Company's and Subsidiary's boards of directors effective July 29, 1997.

         T. J. Tully and his brother James F. Tully are the sole shareholders, directors and officers of Diverse. T. J. Tully is a director, Chairman of the Board and CEO of the Company and he and his brother beneficially own approximately 41% of the Company's common stock.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

       (a)    Financial Statements of Business Acquired

              It is not practical to file the required financial statements at this time. The required financial statements will be filed on or before October 21, 1997.

       (b)    Pro Forma Financial Information

              It is not practical to file the required pro form financial information at this time. The required pro forma information will be filed on or before October 21, 1997.

       (c)    Exhibits

                                                                        Incorporated by Reference to:
                                                                        -----------------------------

             10.1     Agreement dated August 7, 1997 between            Exhibit 10(i)(a)(14) to the
                      Master Molders, Inc. and the Company              Company's Form 10-QSB
                                                                        for the period ending June 30,
                                                                        1997

             10.2     Management Agreement dated August 7,              Exhibit 10(i)(a)(15) to the
                      1997 between Master Molders, Inc. and             Company's Form 10-QSB
                      the Company                                       for the period ending June 30,
                                                                        1997

             10.3     Third Addendum to Assignment of Sales             E-1 to E-2
                      Agreement dated as of July 29, 1997
                      between Diverse Products Incorporated
                      and United Shields Corporation (Subsidiary)

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                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED SHIELDS CORPORATION

By:   /s/ T. J. Tully
   ------------------------------------------
   T. J. Tully, Chairman of the Board and CEO


Date: August 21, 1997







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                                 THIRD ADDENDUM
                                       TO
                          ASSIGNMENT OF SALES AGREEMENT

WHEREAS, In-Flo Liquid Dispensing Corporation ("In-Flo LDC"), a corporation organized and existing under the laws of Canada, and Diverse Products Incorporated ("Diverse"), a corporation organized and existing under the laws of State of Ohio, did enter into a Sales Agreement (the "Sales Agreement") dated the 5th day of May, 1995, in which Diverse as Master Marketer and In-Flo LDC agreed to the acquisition, sale and distribution of certain products to be provided by In-Flo LDC; and

WHEREAS, Diverse and Health Shields Corporation ("HSC"), a Nevada corporation, executed an Assignment of Sales Agreement (the "Assignment") on the 9th day of May, 1995, as Assignor and Assignee respectively, acknowledged and accepted by In-Flo LDC; and

WHEREAS, the Agreement provided for, but did not recite all consideration paid or to be paid by Assignee to Assignor; and

WHEREAS, HSC has changed its name to United Shields Corporation ("USC"); and

WHEREAS, In-Flo LDC and In-Flo North America Limited, formed under the laws of the Province of Ontario, executed an Assignment of Sales Agreement on the 22nd day of January, 1996, wherein In-Flo LDC assigned its interest in the Sales Agreement to In-Flo North America Limited, which assignment has been acknowledged and accepted by HSC; and

WHEREAS, Diverse and HSC/USC executed an Addendum to Assignment of Sales Agreement ("Addendum") dated the 8th day of August, 1996, wherein HSC/USC as Assignee agreed to pay Diverse as Assignor a contract amount ($250,000.00), with said amount to be paid on or before December 31, 2001; and

WHEREAS, Diverse and HSC/USC, further agreed to modify the terms of the amount due Diverse, as Assignor, in the Second Addendum to Assignment of Sales Agreement, to pay said contract amount ($250,000.00) at a rate of Five Cents ($0.05) for each bottle, as more fully set forth therein; and

WHEREAS, HSC/USC has agreed to provide advances to Diverse in a total amount equal to Forty Thousand Dollars ($40,000.00) to be made in eight equal installments of Five Thousand Dollars ($5,000.00) commencing on or about July 30, 1997 and to continue on the last day of each of the seven consecutive months with the final payment due on February 28, 1998: and

WHEREAS, Diverse as Assignor and HSC/USC as Assignee, wish to further modify and clarify the terms and provisions of the Assignment as amended and modified;

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NOW, THEREFORE, the undersigned modify the Agreement, Assignment, Addendum, and
Second Addendum to provide that Section 6 as set forth in the Addendum and the Second Addendum shall be replaced in its entirety by the following:

         6. Assignee will pay to Assignor, for the assignment of the rights, title and interest in and to the Sales Agreement, an amount equal to Four Cents ($.04) (U.S. Dollars) for each bottle sold by or through HSC/USC. Said amount (Four Cents [$.04] per bottle) shall be paid on the first five million (5,000,000) bottles sold by HSC/USC, a maximum of Two Hundred Thousand Dollars ($200,000.00). The obligation hereunder shall bear no interest to and including the due date.

         Assignee may prepay, in whole or in part, any amount due hereunder without penalty, any part payments ( advances) to be applied to the payments first due for bottles sold hereunder.

         IN WITNESS WHEREOF, the parties hereunder set their hands on this 29th day of July, 1997.

Diverse Products Incorporated                    United Shields Corporation
                                                 a Nevada corporation

By: /s/ T. J. Tully                              By: /s/ T. J. Tully
   ---------------------------                      ---------------------------

Title: Vice President                            Title: CEO
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